EXHIBIT 99.1


Gasco
------
Energy


For Release at 8:30 AM EDT on Thursday, April 12, 2007

                     GASCO ENERGY PROVIDES OPERATIONS UPDATE
                        SETS QUARTERLY PRODUCTION RECORD
                   BLACKHAWK DRILLING DAYS CONTINUE TO IMPROVE

DENVER - (PR Newswire) - April 12, 2007 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin.

Record Quarterly and Annual Production
Estimated cumulative net production for the quarter ended March 31, 2007 was a record 1,129 million cubic feet equivalent (MMcfe), an increase of 3.3% over fourth quarter 2006 production of 1,092 MMcfe, and 25% above first quarter 2006's production of 901 MMcfe. Utah operations constitute approximately 100% of Gasco's net production.

The Company attributes the rise in sequential production volumes to increased well completion activity during the first quarter 2007 which more than off-set normal production declines. As mentioned in our earnings news release of February 28, 2007 the extreme cold weather experienced in the field in January 2007 reduced production by approximately 50% for approximately two weeks. For the first quarter 2007 we estimate that the weather reduced natural gas production by approximately 8% compared to what it otherwise may have been.


Gasco Energy Net Production Detail*
                                                   Three-months Ended                  Three-months Ended
                                              -----------------------------      -----------------------------
                                              Mar. 31,  Dec. 31,                 Mar. 31,    Mar. 31,
                                               2007*        2006   % Change       2007*       2006     % Change
                                              -----        ----    --------      -----       ----      --------
       Natural Gas / MMcf                     1,076       1,048       2.7%       1,076        877        23%
       Oil / MBbls                             8.8         7.3         21%        8.8         4.1        115%
       Natural Gas Equivalents / MMcfe        1,129       1,092       3.3%       1,129        901        25%


*Includes Q107 preliminary production estimates. Company estimates may differ from the actual results to be reported in its forthcoming filing on Form 10-Q for the quarter-ended March 31, 2007.

Drilling Activity
During the first quarter of 2007, Gasco spudded five gross wells (4.7 net) and reached total depth (TD) on six gross wells (4.9 net) in Utah. The Company also participated in one outside-operated well in Utah (0.25 net) that was spud and reached TD during the quarter. The Company is currently running three drilling rigs on its Riverbend project. Average time to TD on the four Gasco-operated wells that both spud and reached TD during the quarter was 19 days with the longest taking 25 days and the shortest 13 days. The Company has now drilled two wells into the Blackhawk formation in less than 15 days. Reducing drilling days is a cost component within Gasco's control that it is intently focused upon in order to lower per-well investment in an effort to continue improving economics in the Riverbend Play.

Completion Activity
Also during the quarter, Gasco conducted initial completion operations on seven wells (4.7 net), re-entered one well (1.0 net) to complete behind-pipe pay zones and participated in the completion of one outside-operated well (0.25 net).

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At March 31,  2007,  Gasco  operated  95 gross  wells with one  additional  well awaiting completion activities. The Company currently has an inventory of 17 operated wells with up-hole recompletions.

Mancos Shale Test - Riverbend Project, Utah
The Company recently set intermediate casing at 10,445' on the Federal 14-31 (100% WI - GSX operates) which will test the productive potential of the Wasatch, upper and lower Mesaverde and Blackhawk formations, the Mancos Shale, Juana Lopez and Dakota / Morrison sandstones. The well is permitted to a proposed total depth of 16,650 feet.

Q107 Results
Gasco expects to announce its first quarter results on May 2, 2007. The Company will schedule a conference call to discuss financial and operational results, which will be announced at a later date.

Note that in previous operations updates the Company has reported gross production in addition to its net production for the quarter. During the first quarter of 2007 the Company's production figures began to include production from four outside-operated wells in which it has a 25% working interest. In the first quarter of 2007 gross production from these wells increased Gasco's gross production by more than 10% over what it was without these wells. Sequential and year-over-year changes in production are, therefore, no longer meaningful or comparable and will no longer be reported in the operational updates each quarter.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2006 amended Form 10-K filed with the Securities and Exchange Commission on April 5, 2007.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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